SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1) *

KANZHUN LIMITED

(Name of Issuer)

Class A ordinary shares, par value US$0.0001 per share

(Title of Class of Securities)

48553T 10 6 **

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐          Rule 13d-1(b)

☐         Rule 13d-1(c)

☒          Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** CUSIP number 48553T 10 6 has been assigned to the American depositary shares (“ADSs”) of the Issuer, which are quoted on The Nasdaq Stock Market under the symbol “BZ.” Each ADS represents two Class A Ordinary Shares of the Issuer. No CUSIP number has been assigned to the Class A Ordinary Shares of the Issuer.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons GGV Capital VI L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 9,969,624 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 9,969,624 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,969,624 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.4% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P., GGV Capital VI Plus L.P., GGV Capital VI L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C., GGV Capital VI Plus L.L.C., Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 9,969,624 Class A ordinary shares (including 2,445,676 Class A ordinary shares represented by 1,222,838 American Depositary Shares (“ADS”)) held by GGV Capital VI L.P. GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P. As such, GGV Capital VI L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P. GGV Capital VI L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VI L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons GGV Capital VI Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 1,067,336 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 1,067,336 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,067,336 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.1% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 1,067,336 Class A ordinary shares (including 151,988 Class A ordinary shares represented by 75,994 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. As such, GGV Capital VI Entrepreneurs Fund L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Entrepreneurs Fund VI L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons GGV Capital VI Plus L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 14,792,566 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 14,792,566 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,792,566 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% of Class A Ordinary Shares
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 14,792,566 Class A ordinary shares (including 1,080,446 Class A ordinary shares represented by 540,223 American Depositary Shares (“ADS”)) held by held by GGV Capital VI Plus L.P. GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. As such, GGV Capital VI Entrepreneurs Fund L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Plus L.P. GGV Capital VI Plus L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VI Plus L.P. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI Plus L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Plus L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons GGV Capital VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 9,969,624 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 9,969,624 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,969,624 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.4% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 9,969,624 Class A ordinary shares (including 2,445,676 Class A ordinary shares represented by 1,222,838 American Depositary Shares (“ADS”)) held by GGV Capital VI L.P. GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P. As such, GGV Capital VI L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P. GGV Capital VI L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VI L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons GGV Capital VI Entrepreneurs Fund L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 1,067,336 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 1,067,336 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,067,336 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.1% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 1,067,336 Class A ordinary shares (including 151,988 Class A ordinary shares represented by 75,994 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. As such, GGV Capital VI Entrepreneurs Fund L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Entrepreneurs Fund VI L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons GGV Capital VI Plus L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 14,792,566 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 14,792,566 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,792,566 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 2.0% of Class A Ordinary Shares
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 14,792,566 Class A ordinary shares (including 1,080,446 Class A ordinary shares represented by 540,223 American Depositary Shares (“ADS”)) held by held by GGV Capital VI Plus L.P. GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. As such, GGV Capital VI Entrepreneurs Fund L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Plus L.P. GGV Capital VI Plus L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VI Plus L.P. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI Plus L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Plus L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 25,829,526 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 25,829,526 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,829,526 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.6% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 9,969,624 Class A ordinary shares held by GGV Capital VI L.P., (ii) 1,067,336 Class A ordinary shares held by GGV Capital VI Entrepreneurs Fund L.P., and (iii) 14,792,566 Class A ordinary shares held by GGV Capital VI Plus L.P. GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P., and GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. Jixun Foo is a Managing Director of GGV Capital VI L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C. and GGV Capital VI Plus L.L.C. As such, Jixun Foo has shared power to direct the voting and disposition of the shares owned by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P. Jixun Foo owns no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 25,829,526 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 25,829,526 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,829,526 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.6% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 9,969,624 Class A ordinary shares held by GGV Capital VI L.P., (ii) 1,067,336 Class A ordinary shares held by GGV Capital VI Entrepreneurs Fund L.P., and (iii) 14,792,566 Class A ordinary shares held by GGV Capital VI Plus L.P. GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P., and GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. Glenn Solomon is a Managing Director of GGV Capital VI L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C. and GGV Capital VI Plus L.L.C. As such, Glenn Solomon has shared power to direct the voting and disposition of the shares owned by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P. Glenn Solomon owns no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons Jenny Hong Wei Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 25,829,526 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 25,829,526 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,829,526 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.6% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 9,969,624 Class A ordinary shares held by GGV Capital VI L.P., (ii) 1,067,336 Class A ordinary shares held by GGV Capital VI Entrepreneurs Fund L.P., and (iii) 14,792,566 Class A ordinary shares held by GGV Capital VI Plus L.P. GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P., and GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. Jenny Hong Wei Lee is a Managing Director of GGV Capital VI L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C. and GGV Capital VI Plus L.L.C. As such, Jenny Hong Wei Lee has shared power to direct the voting and disposition of the shares owned by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P. Jenny Hong Wei Lee owns no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons Jeffrey Gordon Richards
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 25,829,526 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 25,829,526 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,829,526 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.6% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 9,969,624 Class A ordinary shares held by GGV Capital VI L.P., (ii) 1,067,336 Class A ordinary shares held by GGV Capital VI Entrepreneurs Fund L.P., and (iii) 14,792,566 Class A ordinary shares held by GGV Capital VI Plus L.P. GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P., and GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. Jeffrey Gordon Richards is a Managing Director of GGV Capital VI L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C. and GGV Capital VI Plus L.L.C. As such, Jeffrey Gordon Richards has shared power to direct the voting and disposition of the shares owned by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P. Jeffrey Gordon Richards owns no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

1.	Names of Reporting Persons Hans Tung
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 25,829,526 Class A ordinary shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 25,829,526 Class A ordinary shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,829,526 Class A ordinary shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.6% of Class A Ordinary Shares (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 9,969,624 Class A ordinary shares held by GGV Capital VI L.P., (ii) 1,067,336 Class A ordinary shares held by GGV Capital VI Entrepreneurs Fund L.P., and (iii) 14,792,566 Class A ordinary shares held by GGV Capital VI Plus L.P. GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P., and GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. Hans Tung is a Managing Director of GGV Capital VI L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C. and GGV Capital VI Plus L.L.C. As such, Hans Tung has shared power to direct the voting and disposition of the shares owned by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P. Hans Tung owns no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of the Class A ordinary shares, par value US$0.0001 per share of KANZHUN LIMITED (the “Issuer”).

Item 1(a).	Name of Issuer:

KANZHUN LIMITED

Item 1(b).	Address of Issuer’s Principal Executive Officers:

Building #C, Yixiang Technology Park No. 72

Nanxiang 2nd Road

Guangzhou F4 510700

People’s Republic of China

Item 2(a).	Name of Person(s) Filing:

GGV Capital VI L.P.
GGV Capital VI Entrepreneurs Fund L.P.
GGV Capital VI Plus L.P.
GGV Capital VI L.L.C.
GGV Capital VI Entrepreneurs Fund L.LC.
GGV Capital VI Plus L.L.C.
Jixun Foo
Glenn Solomon
Jenny Hong Wei Lee
Jeffrey Gordon Richards
Hans Tung

Item 2(b).	Address of Principal Business Office:

GGV Capital

3000 Sand Hill Road, Suite 4-230

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name	Citizenship or Place of Organization
1. GGV Capital VI L.P.	Cayman Islands
2. GGV Capital VI Entrepreneurs Fund L.P.	Cayman Islands
3. GGV Capital VI Plus L.P.	Cayman Islands
4. GGV Capital VI L.L.C.	Cayman Islands
5. GGV Capital VI Entrepreneurs Fund L.L.C.	Cayman Islands
6. GGV Capital VI Plus L.L.C.	Cayman Islands
7. Jixun Foo	Singapore
8. Glenn Solomon	United States of America
9. Jenny Hong Wei Lee	Singapore
10. Jeffrey Gordon Richards	United States of America
11. Hans Tung	United States of America

CUSIP No. 48553T 10 6	13G

Item 2(d).	Title of Class of Securities:

Class A ordinary shares, par value US$0.0001 per share

Item 2(e).	CUSIP Number:

48553T 10 6. This CUSIP number applies to the American Depositary Shares of the Issuer, each representing two Class A ordinary shares of the Issuer. No CUSIP has been assigned to the Class A ordinary shares.

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the Class A Ordinary Shares of the Issuer by the Reporting Persons filing this statement on Schedule 13G is presented as of December 31, 2022:

Reporting Persons	Shares Held Directly (1)	Shared Voting Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class A Ordinary Shares (3)
GGV Capital VI L.P.	9,969,624	9,969,624	9,969,624	9,969,624	1.4%
GGV Capital VI Entrepreneurs Fund L.P.	1,067,336	1,067,336	1,067,336	1,067,336	0.1%
GGV Capital VI Plus L.P.	14,792,566	14,792,566	14,792,566	14,792,566	2.0%
GGV Capital VI L.L.C. (2)	0	9,969,624	9,969,624	9,969,624	1.4%
GGV Capital VI Entrepreneurs Fund L.L.C.	0	1,067,336	1,067,336	1,067,336	0.1%
GGV Capital VI Plus L.L.C.	0	14,792,566	14,792,566	14,792,566	2.0%
Jixun Foo (2)	0	25,829,526	25,829,526	25,829,526	3.6%
Glenn Solomon (2)	0	25,829,526	25,829,526	25,829,526	3.6%
Jenny Hong Wei Lee (2)	0	25,829,526	25,829,526	25,829,526	3.6%
Jeffrey Gordon Richards (2)	0	25,829,526	25,829,526	25,829,526	3.6%
Hans Tung (2)	0	25,829,526	25,829,526	25,829,526	3.6%

(1)	Represents the number of Class A ordinary shares, including shares underlying ADSs, currently held by the Reporting Persons.

(2)	GGV Capital VI L.L.C. serves as the General Partner of GGV Capital VI L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Plus L.L.C. serves as the General Partner of GGV Capital VI Plus L.P. As such, GGV Capital VI L.L.C. possesses power to direct the voting and disposition, and may be deemed to have indirect beneficial ownership, of the shares owned by GGV Capital VI L.P. GGV Capital VI Entrepreneurs Fund L.L.C. possesses power to direct the voting and disposition possesses power to direct the voting and disposition, and may be deemed to have indirect beneficial ownership, of the shares owned by of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. Capital VI Plus L.L.C. possesses power to direct the voting and disposition, and may be deemed to have indirect beneficial ownership, of the shares owned by GGV Capital VI Plus L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VI L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C. and GGV Capital VI Plus L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung share the possess to direct the voting and disposition of the shares owned by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI L.P., GGV Capital VI Entrepreneurs Fund L.P. and GGV Capital VI Plus L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	The percentage is calculated based on 723,401,691 Class A ordinary shares outstanding as of December 27, 2022, as reported in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K furnished to the Securities and Exchange Commission on December 30, 2022.

CUSIP No. 48553T 10 6	13G

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

GGV Capital VI L.P.

BY: GGV Capital VI L.L.C.

ITS: General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL VI ENTREPRENEURS FUND L.P.

BY: GGV CAPITAL VI ENTREPRENEURS FUND L.L.C.

ITS: GENERAL PARTNER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL VI PLUS L.P.

BY: GGV CAPITAL VI PLUS L.L.C.

ITS: GENERAL PARTNER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL VI L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL VI ENTREPRENEURS FUND L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL VI PLUS L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung